EXHIBIT 99.1

                 COSI TO OPEN NEW SUPPORT CENTER IN CHICAGO, IL

New York, NY, May 25, 2004 -- Cosi, Inc. (Nasdaq: COSI) today announced that it will open a new support center to provide a more appropriate infrastructure for executing future restaurant development and oversight. Cosi said that it has selected the Chicago area as the site for its new support center, and that it expects the transition from its current support facility to a Chicago facility to take place this summer and to be substantially complete in September. The existing support facility, in New York City, will remain open through that time.

"We believe the fast-casual restaurant sector offers Cosi a national growth opportunity, and, as we have said before, we are preparing to capture it. Performance, strategy and infrastructure are critical to our success," said William D. Forrest, Cosi's Executive Chairman.

"We believe that performance is the first prerequisite for growth," said Kevin Armstrong, President and Chief Executive Officer. "Cosi's ten consecutive quarters of same store sales growth and deep customer loyalty speak to the strength of Cosi's brand. Over the past several months, Cosi's new management team has made significant progress in complementing our brand strength with equally strong operating disciplines. As a result, restaurant operating expenses and costs of goods sold have improved significantly, and we expect performance to continue to improve. Moreover, all new Cosi locations will use a restaurant design we developed and introduced in the recently opened Avon, Connecticut location that is more intuitive for the customer and more efficient for the operator," Mr. Armstrong stated.

"We also have begun building an integrated strategy for establishing Cosi as a national brand with a national footprint. Our three growth platforms - company-owned restaurants, franchised restaurants, and partnership restaurants, such as those we will open within several Macy's locations this year - are designed to be independently successful financially and supportive of one another in building Cosi's brand in new markets. More than 700 prospective franchisees have expressed an interest in developing new Cosi locations, and Federated Department Stores sought out Cosi for our innovative pilot partnership. In addition, Cosi has completed two successful equity financing transactions within the past six months, with a significant increase in valuation occurring between the two transactions," Mr. Armstrong continued.

"Finally, in order for Cosi to be prepared to grow profitably as a national brand, we must establish the right infrastructure, including business development professionals and a training center, which our current support facility cannot accommodate. We also must ensure that our support center is readily accessible to franchisees, operators and field partners across the country. After analyzing several possible locations, we concluded that by locating our support center in the Chicago area we can satisfy our space and accessibility requirements economically while operating in the hub of the restaurant industry," Mr. Armstrong concluded.

Cosi expects the operation of a Chicago facility to result in ongoing annual cash savings beginning in 2005 of approximately $1.85 million compared with the anticipated costs of operating a comparable facility in New York City.

Cosi currently expects that one-time general and administrative expenses associated with the transition from its existing facility to a new support facility will not exceed approximately $900,000. Cosi said that general and administrative expenses associated with its transition to a new support facility will be incremental to its previous forecast for 2004 general and administrative expenses of approximately $15 million. Cosi further stated that in light of its improving operational performance and its recently completed $20 million private equity placement, the Company is re-evaluating its growth plans and will provide further guidance concerning its growth, investment and infrastructure plans when it announces financial results for the second quarter of 2004.

About Cosi, Inc.
Cosi (www.getcosi.com) is the premium, convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features, Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, Square bagels, pizzas, S'mores and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a quirky, relaxed place that always provides a fresh and new dining experience.

The Cosi vision is to become America's favorite quality, convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

There are more than 80 Cosi locations in eleven states including Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Virginia, Maryland, Illinois, Ohio, Michigan, Wisconsin and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," " strive," or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products; fluctuations in our quarterly results; labor shortages or increased labor costs; the rate of our internal growth, and our ability to generate increased revenue from existing restaurants; our ability to effectively manage our business with a reduced general and administrative staff; our ability to incorporate a franchising and area developer model into our strategy; the availability and cost of additional financing, both to fund our existing operations and to grow and open new restaurants; our ability to generate positive cash flow from operations; increased government regulation; changes in consumer preferences and demographic trends; supply and delivery shortages or interruptions; increasing competition in the fast casual dining segment of the restaurant industry; market saturation due to new restaurant openings; expansion into new markets; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

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